Exhibit 99.1

                   GENCORP REPORTS 2005 FIRST QUARTER RESULTS

    SACRAMENTO, Calif., March 31 /PRNewswire-FirstCall/ -- GenCorp Inc. (NYSE: GY) today reported results for the first quarter ended February 28, 2005.

                          First Quarter 2005 Highlights

    -- Aerospace and Defense sales rise 24%
    -- Processing of entitlements on 5,800 acres proceeds according to previously announced timing
    -- A major recapitalization of the Company's capital structure via a series of successful debt and equity offerings and a new credit facility initiated in November 2004 was completed in the first quarter of 2005

    Sales from continuing operations for the first quarter 2005 totaled $142 million, 29% above the $110 million in the first quarter 2004. The increase in sales for 2005 primarily reflects growth in the Company's Aerospace and Defense business.

    The Company's net loss for the first quarter 2005 was $29 million ($0.54 per share), compared to a net loss of $19 million ($0.43 per share) for the first quarter 2004. The loss from continuing operations for the first quarter 2005 was $28 million ($0.51 per share) compared to a loss of $9 million ($0.21 per share) for the first quarter 2004. The decline in operating results from 2004 continuing operations is primarily the result of a first quarter 2005 pre-tax charge of $18 million associated with the Company's recapitalization transactions.

    The first quarter periods in both 2005 and 2004 reflect the Company's decision to classify its GDX Automotive and Fine Chemicals segments as discontinued operations and focus on its two core segments: Aerospace and Defense and Real Estate. The GDX Automotive sale was completed on August 31, 2004. The Company will operate its Fine Chemicals segment in the ordinary course of business pending a sale.

    "Both segments performed well in the quarter. Aerojet's sales increased by $27 million in the first quarter 2005, demonstrating our ability to leverage the depth of Aerojet's technology portfolio over an increasingly diversified program base," said Terry Hall, chairman, president and chief executive officer. "In our real estate segment, activities that will move our 5,800 acres through the entitlement process remain on track," continued Hall.

    Operations Review

    Aerospace and Defense Segment
    First quarter sales increased 24% to $140 million compared to $113 million in the first quarter 2004. Higher sales on Atlas(R) V, Standard Missile, THAAD, Titan, and programs utilizing electric and liquids thruster technologies all contributed to the increase.

    First quarter segment performance for both 2005 and 2004 was $4 million. Excluding the impact of employee retirement benefit plan expense, segment performance was $13 million (9.3% of sales) in the first quarter 2005, compared to $11 million (9.7% of sales) in the first quarter 2004. The decline in segment performance as a percentage of sales is primarily due to the higher Atlas V sales on which no profit is being recorded. Segment performance, which is a non-GAAP financial measure, is defined in the footnotes to the Operating Segment Information table included in this release.

    Aerojet's successful achievements during the first quarter included:

    -- Launch of the Lockheed Martin Atlas V vehicle, using two of Aerojet's single-structure, 67-foot solid rocket boosters, delivering the AMERICOM 16 spacecraft for Echostar Communications (DISH Network). Subsequent to the end of the first quarter, the Atlas V vehicle placed an Inmarsat I-4 satellite into orbit. The payload was the largest to date for the Atlas V program, weighing in at nearly 6 metric tons, requiring three of Aerojet's solid rocket boosters.
    -- Launch of NASA's "Deep Impact" Discovery spacecraft on a Delta II vehicle powered by Aerojet's second stage engine and third stage control thrusters. The Deep Impact spacecraft will be guided to its destination, the Comet Tempel 1, by Aerojet propulsion as well.
    -- Third straight flight of Aerojet's ramjet engine that met all objectives as part of the U.S. Navy's Coyote Supersonic Sea-Skimming Target missile program.
    -- Fifth intercept of a ballistic missile with the Aegis Standard Missile- 3 powered by an Aerojet MK-104 booster motor under tests conducted by the Missile Defense Agency.

    As of February 28, 2005, Aerojet's contract backlog was $860 million compared to $879 million as of November 30, 2004. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, totaled approximately $522 million as of February 28, 2005 compared to $538 million as of November 30, 2004. The change in funded backlog reflects sales in excess of funded awards received during the quarter.

    Real Estate Segment
    No real estate assets were sold in either the first quarter 2005 or 2004. Sales for the first quarter of 2005 and 2004 consist of rental property operations. Segment performance was $1 million in both periods.
    Processing of the rezoning applications for the Glenborough, Rio Del Oro, and Westborough projects is proceeding as anticipated and as previously disclosed.

    Additional Information
    Corporate and other expenses decreased to $5 million in the first quarter 2005 compared to $7 million in the first quarter 2004. The decrease includes lower amortization of deferred financing costs in the first quarter 2005 as compared to the first quarter 2004.

    Interest expense decreased to $7 million in the first quarter 2005 from $8 million in the first quarter 2004. The decrease reflects the impact of lower average debt and interest rates as a result of the sale of the GDX Automotive business in August 2004, in addition to the benefits of the Company's recent recapitalization transactions initiated in November 2004 and completed in February 2005.

    Total debt decreased to $415 million at February 28, 2005 from $577 million at November 30, 2004. Total debt less cash increased from $308 million at November 30, 2004 to $384 million as of February 28, 2005. The $76 million increase includes costs associated with the recent recapitalization transactions, working capital requirements due to timing of payables and receivables, capital expenditures, and cash interest expense.

    In the first quarter 2005, the Company recorded a pre-tax charge of $18 million for fees associated with the redemption of a portion of the 9 1/2% Notes, the write-off of deferred financing fees associated with the Company's former senior credit facility, and the write-off of deferred financing fees and premium associated with the repurchase of the additional 5 3/4% Notes during the quarter. These recapitalization efforts are expected to result in approximately $9 million annually in lower interest costs, while also extending the debt maturities.

    The Company did not record any tax benefit associated with the loss for the first quarter 2005 due to the uncertainty of realization of the benefit in the future, given historical losses.

    Forward-Looking Statements
    This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

    -- the cancellation or material modification of one or more significant contracts or future reductions or changes in U.S. government spending;
    -- product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company's fixed-price contracts;
    -- significant competition and the Company's inability to adapt to rapid technological changes;
    -- failure to comply with regulations applicable to contracts with the U.S. government;
    -- environmental claims related to the Company's business and operations, including any costs the Company may incur if its petition for rehearing to the Sixth Circuit Court of Appeals regarding the affirmation by a three judge panel of the Sixth Circuit on November 22, 2004 of the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division) is not granted and the November 22, 2004 decision is not overturned, and the offsets to which the Company believes it is entitled are not realized;
    -- the environmental and other government regulations the Company is subject to becoming more stringent or subjecting the Company to material liability in excess of its established reserves;

    -- the release or explosion of dangerous materials used in the Company's businesses;
    -- disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in the prices of raw materials;
    -- changes in economic and other conditions in the Sacramento County, California, real estate market or changes in interest rates affecting real estate values in that market;
    -- the Company's limited experience in real estate development and the ability to execute its real estate business plan, including its ability to obtain all necessary zoning, land use and environmental approvals;
    -- the cost of servicing the Company's debt and compliance with financial and other covenants;
    -- costs and time commitment related to acquisition activities;
    -- successful implementation of the Company's new operating strategies, such as its ability to sell its Fine Chemicals business on a timely basis and the ability to monetize the Company's real estate assets;
    -- a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
    -- the loss of key employees;
    -- fluctuations in sales levels causing the Company's quarterly operating results to fluctuate;
    -- delay in identifying a buyer and negotiating the sale of the Fine Chemicals operations on terms acceptable to the Company;
    -- risks related to the Fine Chemicals business prior to its sale, including competition in the pharmaceutical fine chemicals market, capital intensive nature of operations, lack of availability of raw materials and highly energetic and potent nature of chemical compounds used on production; and
    -- those risks detailed from time to time in the Company's SEC reports.

    This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2004 and its subsequent filings with the U.S. Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

    About GenCorp
    GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company's real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com .

Consolidated Statements of Income
GenCorp Inc.

                                                     Three Months Ended
                                                ---------------------------
(Dollars in millions,                           February 28,   February 29,
except per-share amounts)                           2005           2004
                                                ------------   ------------
                                                        (Unaudited)
Net sales                                       $        142   $        110
Costs and expenses:
   Cost of products sold                                 130             98
   Selling, general and administrative                     8             11
   Depreciation and amortization                           7              8
   Interest expense                                        7              8
   Unusual items, net                                     18             --
Loss from continuing operations before
 income taxes                                            (28)           (15)
   Income tax benefit                                     --              6
      Loss from continuing operations                    (28)            (9)
      Loss from discontinued operations,
       net of tax                                         (1)           (10)
Net loss                                        $        (29)  $        (19)

Loss Per Share of Common Stock
Basic and Diluted:
   Loss per share from
    continuing operations                       $      (0.51)  $      (0.21)
   Loss per share from
    discontinued operations                            (0.03)         (0.22)
   Loss per share                               $      (0.54)  $      (0.43)

   Weighted average shares of
    common stock outstanding                            54.2           43.9

Dividends Declared Per Share
 of Common Stock                                $         --   $       0.03

Operating Segment Information
GenCorp Inc.
                                                     Three Months Ended
                                                ---------------------------
                                                February 28,   February 29,
(Dollars in millions)                               2005           2004
                                                ------------   ------------
                                                       (Unaudited)
Net Sales:
   Aerospace and Defense                        $        140   $        113
   Real Estate                                             2              1
   Intersegment sales elimination                         --             (4)
      Total                                     $        142   $        110
Segment Performance:
Aerospace and Defense
   Segment performance before retirement
    benefit plan expense                        $         13   $         11
   Retirement benefit plan expense                        (9)            (7)
Aerospace and Defense                                      4              4
Real Estate                                                1              1
      Total                                     $          5   $          5

                                                       Three Months Ended
                                                   ---------------------------
                                                   February 28,   February 29,
(Dollars in millions)                                  2005           2004
                                                   ------------   ------------
                                                           (Unaudited)
Reconciliation of segment performance to loss
 from continuing operations before income taxes:
Segment Performance                                $          5   $          5
   Interest expense                                          (7)            (8)
   Corporate retirement benefit plan expense                 (3)            (5)
   Corporate and other expenses                              (5)            (7)
   Unusual items                                            (18)            --
Loss from continuing operations before
 income taxes                                               (28)           (15)
   Income tax benefit                                        --              6
   Loss from continuing operations                          (28)            (9)
   Loss from discontinued operations,
    net of tax                                               (1)           (10)
      Net loss                                     $        (29)  $        (19)

    The Company evaluates its operating segments based on several factors, of which the primary financial and performance measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the operations, interest expense, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the performance of its segments.

Condensed Consolidated Balance Sheets
GenCorp Inc.
                                                February 28,   November 30,
(Dollars in millions)                               2005           2004
                                                ------------   ------------
                                                 (Unaudited)
Assets
Cash and cash equivalents                       $         31   $         68
Restricted cash                                           --             23
Accounts receivable, net                                 103             88
Inventories, net                                         172            159
Recoverable from U.S. government and
 other third parties for environmental
 remediation costs                                        39             36
Prepaid expenses and other                                 5              6
Assets of discontinued operations                        101             94
Total current assets                                     451            474

Noncurrent assets
Restricted cash                                           --            178
Property, plant and equipment, net                       141            145
Recoverable from U.S. government and
 other third parties for environmental
 remediation costs                                       191            197
Prepaid pension asset                                    268            278
Goodwill                                                 103            103
Other noncurrent assets, net                             118            120
Total noncurrent assets                                  821          1,021
Total assets                                    $      1,272   $      1,495

Liabilities and shareholders' equity
Short-term borrowings and current portion
 of long-term debt                              $          2   $         23
Accounts payable                                          35             55
Reserves for environmental remediation                    55             51
Income taxes payable                                      35             35
Postretirement benefits other than pensions               15             15
Other current liabilities                                138            141
Liabilities of discontinued operations                    18             18
Total current liabilities                                298            338

Noncurrent liabilities
Convertible subordinated notes                           291            285
Senior subordinated notes                                 98            150
Other long-term debt, net of current portion              24            119
Reserves for environmental remediation                   245            253
Postretirement benefits other than pensions              146            149
Other noncurrent liabilities                              55             60
Total noncurrent liabilities                             859          1,016
Total liabilities                                      1,157          1,354
Total shareholders' equity                               115            141

Total liabilities and shareholders' equity      $      1,272   $      1,495

SOURCE  GenCorp Inc.
    -0-                             03/31/2005
    /CONTACT: Investors, Yasmin Seyal, senior vice president and chief financial officer, +1-916-351-8585, or Media, Linda Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp/
    /Web site:  http://www.gencorp.com /
-